Exhibit 99.1

Contacts:	Steven O. Cordier
Sr. Vice President and CFO
(303) 649-1900
scordier@penx.com

PENFORD REPORTS FISCAL YEAR AND FOURTH QUARTER 2013 FINANCIAL RESULTS

•	The Company posted annual net income of $4.0 million for fiscal year 2013.

•	Consolidated operating cash flow improved $22.1 million over last year.

•	Full year sales increased 8% over last year to $467 million.

•	Annual diluted EPS equaled 32 cents compared to prior year loss.

•	Fourth quarter revenue expanded 6.5% to $117 million from a year ago.

•	Fourth quarter sales increased in both divisions compared to last year’s fourth quarter.

CENTENNIAL, CO, November 14, 2013 – Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported fourth quarter and annual fiscal year 2013 results.

Consolidated annual sales rose 8% to $467.3 million. Net income for the year grew to $4.0 million, or $0.32 per diluted share, compared with a net loss of $9.6 million, or $0.78 per diluted share, for the preceding year.

Fourth quarter consolidated sales increased 6.5% to $117.4 million from $110.2 million a year ago. The Company reported a fourth quarter net loss of $0.9 million, or $0.08 per diluted share, compared with a net loss of $4.4 million or $0.35 per diluted share last year.

A table summarizing quarterly and annual financial results is shown below:

Penford Corporation – Financial Highlights

	3 Months Ended August 31			Year Ended August 31
(In thousands)	2013	2012	Incr.	2013	2012	Incr.
Food Ingredients Division:
Sales	$28,441	$25,543	11.3%	$111,234	$102,544	8.5%
Gross margin	9,111	8,098	12.5%	34,399	32,165	6.9%
EBITDA (see note below)	6,678	5,501	21.4%	25,326	23,590	7.4%

Industrial Ingredients Division:
Sales	$88,986	$84,680	5.1%	$356,016	$330,607	7.7%
Gross margin	(1,515)	3,149	N/A	10,648	11,745	(9.3)%
EBITDA (see note below)	(2,114)	2,023	N/A	7,721	9,957	(22.5)%

Consolidated:
Sales	$117,427	$110,223	6.5%	$467,250	$433,151	7.9%
Gross margin	7,597	11,247	(32.4)%	45,047	43,910	2.6%
EBITDA (see note below)	1,784	279	539.4%	22,805	18,000	26.7%
Net income (loss)	(949)	(4,366)	N/A	4,007	(9,566)	N/A

Note: EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization expense. The Company uses a non-GAAP (Generally Accepted Accounting Principles) financial measure, EBITDA, to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

Highlights for the quarter and year are as follows:

Food Ingredients Division

•	Food Ingredients posted record annual sales of $111.2 million, up 8.5% over last year.

•	Fourth quarter revenue grew 11.3% to $28.4 million on higher volume and pricing.

•	Sales of coating and non-coating applications expanded more than 10% in the fourth quarter, with broad-based gains across several application segments.

•	Fourth quarter gross margin rose by 12.5% and operating income improved 22.7% on higher volumes and favorable pricing and product mix.

Industrial Ingredients Division

•	Full year revenue gained 8% to a record $356.0 million on improved pricing in all product categories.

•	Revenue for the fourth quarter increased 5% from a year ago to $89.0 million. Sales of ethanol rose 23% on higher volume and pricing. Sales of industrial specialty products in the quarter grew 10% on higher volumes.

•	In the fourth quarter, the division posted an operating loss of $4.7 million, driven by the unprecedented high cost of corn, which added over $3 million to cost of sales. In addition, higher manufacturing costs, including chemicals, energy and maintenance, increased cost of sales by approximately $1.5 million.

•	Regional corn prices are now 35% lower than the fourth quarter average and should impact cost of sales in fiscal 2014 by a smaller amount than the prior year. Chemical, energy and maintenance costs are declining in fiscal 2014 as a result of cost control programs and lower market prices.

Consolidated Results

•	Net income for fiscal 2013 increased $13.6 million to $4.0 million from a net loss in the prior year.

•	Annual sales were up 8%, driven by new customer wins and a more favorable product mix.

•	Interest expense was cut in half, by $4.6 million from the prior year, reflecting the redemption of the Company’s preferred stock in fiscal 2012.

•	Cash flow from operations improved $22.1 million in fiscal 2013 on higher earnings, lower corn inventories and reduced interest payments on the Company’s outstanding credit facility.

•	Total debt was reduced by $11.5 million from fiscal year 2012.

Conference Call

Penford will host a conference call to discuss fiscal 2013 fourth quarter and annual results today, November 14, 2013 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on November 14, 2013, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended August 31		Year ended August 31
	2013	2012	2013	2012
(In thousands except per share data)	(unaudited)
Consolidated Results

Sales	$117,427	$110,223	$467,250	$433,151
Income (loss) from operations	$(1,421)	$476	$9,404	$10,059
Net income (loss)	$(949)	$(4,366)	$4,007	$(9,566)
Income (loss) per share, diluted	$(0.08)	$(0.35)	$0.32	$(0.78)

Cash Flows

Cash flow provided by (used in) operations:
Operating activities	$10,069	$(4,074)	$24,649	$2,560
Investing activities	(5,861)	(4,840)	(12,062)	(22,418)

Financing activities	(4,244)	8,409	(12,520)	19,731

Total cash provided by (used in ) operations	$(36)	$(505)	$67	$(127)

Balance Sheets

	August 31, 2013	August 31, 2012
Current assets	$90,114	$91,965
Property, plant and equipment, net	112,141	113,191
Other assets	22,363	31,023

Total assets	224,618	236,179

Current liabilities	35,640	36,138
Long-term debt	72,739	84,004
Other liabilities	33,346	47,187
Shareholders’ equity	82,893	68,850

Total liabilities and equity	$224,618	$236,179

Penford Corporation

Consolidated Statements of Operations

	Three months ended August 31,		Year ended August 31,
	(Unaudited)
(In thousands, except per share data)	2013	2012	2013	2012
Sales	$117,427	$110,223	$467,250	$433,151
Cost of sales	109,830	98,976	422,203	389,241

Gross margin	7,597	11,247	45,047	43,910

Operating expenses	7,504	9,131	29,773	28,013
Research and development expenses	1,514	1,640	5,870	5,838

Income (loss) from operations	(1,421)	476	9,404	10,059

Interest expense	927	1,471	3,989	8,633
Other non-operating income (expense), net	7	(3,606)	75	(6,186)

Income (loss) before income taxes	(2,341)	(4,601)	5,490	(4,760)

Income tax expense (benefit)	(1,392)	(235)	1,483	4,806

Net income (loss)	$(949)	$(4,366)	$4,007	$(9,566)

Weighted average common shares and equivalents outstanding, diluted	12,431	12,300	12,618	12,294

Income (loss) per common share, diluted	$(0.08)	$(0.35)	$0.32	$(0.78)

Penford Corporation

Reconciliation of Non-GAAP Measure

To supplement the segment and consolidated financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company utilizes a non-GAAP financial measure, net income (loss), before interest, taxes, depreciation and amortization expense (“EBITDA”). The Company uses EBITDA to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results. This non-GAAP measure is not a substitute for, or an alternative to, the corresponding measure calculated in accordance with GAAP.

Reconciliation of non-GAAP EBITDA to GAAP Operating Income (Loss)

	Three months ended August 31, 2013			Year ended August 31, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$6,168	$(4,738)	$(1,421)	$23,265	$(3,238)	$9,404

Depreciation and amortization	510	2,607	3,198	2,061	10,933	13,326
Other non-operating income	—	17	7	—	26	$75

EBITDA	$6,678	$(2,114)	$1,784	$25,326	$7,721	$22,805

	Three months ended August 31, 2012			Year ended August 31, 2012
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$5,028	$(767)	$476	$21,591	$(928)	$10,059

Loss on redemption of Preferred Stock	—	—	(3,822)	—	—	(6,599)
Depreciation and amortization	473	2,781	3,409	1,989	10,879	14,127
Other non-operating income	—	9	216	10	6	413

EBITDA	$5,501	$2,023	$279	$23,590	$9,957	$18,000